Exhibit 23.3

            CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS



As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to (i) the incorporation by reference in the Registration Statement on Form S-3 of Gasco Energy, Inc. of our report dated February 10, 2005, entitled Estimate of Reserves and Future Revenue to the Gasco Energy, Inc. Interest in Certain Oil and Gas Properties Located in Riverbend Field, Uintah County, Utah, as of December 31, 2004, and (ii) the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


                                      NETHERLAND, SEWELL & ASSOCIATES, INC.


                                      By:   /s/ C.H. (Scott) Rees III
                                           C.H. (Scott) Rees III
                                           President and Chief Operating Officer

Dallas, Texas
September 23, 2005